Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 888.613.0003
FAX: 316.261.6769
karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES SECOND QUARTER 2007 RESULTS

TOPEKA, Kan., Aug. 8, 2007 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $32.5 million, or $0.36 per share, for the second quarter 2007 compared with earnings of $35.1 million, or $0.40 per share, for the second quarter 2006. The decrease in earnings for the quarter was due primarily to cooler weather than last year, provisions for customer refunds, decreased income from corporate-owned life insurance and higher interest expense that together more than offset higher wholesale sales and the benefit of a lower effective tax rate.

Earnings for the six months ended June 30, 2007, were $62.4 million, $0.7 million higher than earnings of $61.7 million for the same period in 2006.

Second Quarter Results

Westar Energy reported revenues of $415.2 million for the second quarter 2007, $8.6 million higher than the $406.6 million for the same period in 2006. Retail sales for the second quarter 2007 decreased $19.5 million compared with the same period of 2006 due primarily to cooler weather this year and provisions for customer refunds as a result of a challenge of the 2005 Kansas Corporation Commission (KCC) rate order. Wholesale sales increased $26.2

Westar Energy announces second quarter 2007 results, page 2 of 6 million for the second quarter of 2007 compared with the same period in 2006 due primarily to increased market-based wholesale sales resulting from greater production from coal-fired generating facilities that operated this year without restrictions for coal conservation, as was the case in 2006.

Fuel and purchased power expense for the second quarter of 2007 increased $1.6 million compared with the same period last year. The higher cost of fuel and purchased power to serve increased sales was offset partially by gains on sales of emissions allowances and adjustments made pursuant to the retail energy cost adjustment. Operating and maintenance expense increased $3.5 million reflecting increased Southwest Power Pool transmission network expense and higher maintenance costs for the transmission and distribution systems. Depreciation and amortization expense decreased $2.2 million due primarily to the removal of estimated terminal net salvage from 2007 depreciation expense, also a result of the challenge of the 2005 KCC rate order. This was offset partially by higher depreciation expense due to an increase in utility plant. Selling, general and administrative expense increased $3.9 million due primarily to increased labor and employee benefits costs.

Other income for the second quarter 2007 was $2.0 million compared with $3.9 million for the same period in 2006. The change between periods is due primarily to reduced income from corporate-owned life insurance. Interest expense for the second quarter 2007 was $30.4 million, $5.4 million higher than the $25.0 million for the same period in 2006. This reflects increases for reclassification this year to interest expense of interest recorded on liabilities associated with income tax uncertainties, estimated interest expense associated with customer refunds and interest associated with the capital lease obligation related to the acquired 8%

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leasehold interest in Jeffrey Energy Center. Income tax expense for the second quarter 2007 decreased $2.9 million compared with the same period in 2006, due primarily to lower income before taxes and the utilization of a prior period net operating loss.

Six-month Results

Westar Energy reported revenues of $785.5 million for the six months ended June 30, 2007, $38.8 million higher than the $746.6 million for the same period of 2006. Retail revenues decreased $6.7 million compared with the same period of 2006, due primarily to provisions for customer refunds related to the 2005 rate order. Wholesale sales increased $56.0 million for the six months ended June 30, 2007 compared with the same period in 2006 due primarily to greater production from the company’s coal-fired generating facilities. Energy marketing decreased $13.9 million for the six months ended June 30, 2007 compared with the same period of 2006 due primarily to lower values for contracts receiving mark-to-market treatment in 2007 compared with last year.

Fuel and purchased power expense for the six months ended June 30, 2007 increased $13.0 million compared with the same period in 2006. The increased cost of fuel and purchased power to serve higher sales was partially offset by gains on sales of emissions allowances and adjustments made pursuant to the retail energy cost adjustment. Depreciation and amortization expense decreased $4.0 million due primarily to the removal of estimates for terminal net salvage from the 2007 depreciation expense. This decrease was partially offset by an increase in depreciation expense due to an increase in utility plant. Selling, general and administrative expense increased $9.3 million due primarily to increased labor and employee benefits costs.

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Other income (expense) for the six months ended June 30, 2007 decreased $11.6 million compared with the same period in 2006. The change between periods is due primarily to decreased income from corporate-owned life insurance. Interest expense for the six months ended June 30, 2007 was $55.9 million, $7.5 million higher than the $48.4 million for the same period in 2006, reflecting increases for reclassification this year to interest expense of interest recorded on liabilities associated with income tax uncertainties, estimated interest expense associated with customer refunds and interest associated with the capital lease obligation related to the acquired 8% leasehold interest in Jeffrey Energy Center.

2007 Earnings Guidance

Based on year-to-date results, Westar Energy affirmed its previously announced 2007 full-year earnings guidance of $1.63 to $1.78 per share. Westar Energy’s 2007 Earnings Drivers, dated March 1, 2007, available on the company’s web site, provide the company’s earnings guidance and the earnings drivers and adjustments used in arriving at 2007 full-year earnings guidance.

Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy has posted on its Web site an earnings package of more detailed financial information related to its second quarter performance. The materials are available under Presentations in the Investor Relations section of the company Web site.

Westar Energy’s conference call with the investment community will be at 9 a.m. Eastern Daylight Time (8 a.m. Central) on Aug. 8, 2007. Bill Moore, president and chief executive officer, will host the call. Investors, media and the public may listen to the conference call by

Westar Energy announces second quarter 2007 results, page 5 of 6 dialing 888-680-0894, participant code 54508048. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 670,000 customers in the state. Westar Energy has about 6,000 megawatts of electric generation capacity and operates and coordinates approximately 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the year ended June 30, 2007 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
Sales	$415,178	$406,622	$8,566	$785,484	$746,645	$38,839

Fuel and purchased power	131,348	129,750	1,598	234,757	221,750	13,007
Operating and maintenance	122,056	118,568	3,488	229,645	229,071	574
Depreciation and amortization	48,052	50,216	(2,164)	93,771	97,788	(4,017)
Selling, general and administrative	42,960	39,078	3,882	86,604	77,343	9,261

Total Operating Expenses	344,416	337,612	6,804	644,777	625,952	18,825

Income from Operations	70,762	69,010	1,752	140,707	120,693	20,014

Other income (expense)	1,995	3,938	(1,943)	(317)	11,240	(11,557)
Interest expense	30,419	25,048	5,371	55,864	48,446	7,418
Income tax expense	9,630	12,535	(2,905)	21,643	21,284	359

Net Income	32,708	35,365	(2,657)	62,883	62,203	680

Preferred dividends	242	242	—	485	485	—

Earnings Available for Common Stock	$32,466	$35,123	$(2,657)	$62,398	$61,718	$680

Basic Earnings Per Share	$0.36	$0.40	$(0.04)	$0.70	$0.71	$(0.01)

Average equivalent common shares outstanding	89,782	87,462		88,870	87,371